EXHIBIT 99.1
FOR IMMEDIATE RELEASE:
CONTACTS:
Blair Corporation
Terry Darling / Communication Manager
Theresa Ruby / VP of Cultural Change, Communications & HR
814-723-3600
BLAIR CORPORATION APPOINTS LARRY PITORAK OF TATUM PARTNERS
AS INTERIM CHIEF FINANCIAL OFFICER
WARREN, Pa., (Sept. 6, 2005) —Blair Corporation (Amex: BL), (www.blair.com), a national multi-channel direct marketer of women’s and men’s apparel and home products, today announced the appointment of Larry Pitorak, of Tatum Partners, a national professional services firm which provides senior financial leadership, as the Company’s interim Chief Financial Officer (CFO) effective September 6, 2005.
As a Tatum Partner since 2002, Mr. Pitorak has worked with retailers, manufacturers and distributors which have benefited from his over 25 years of financial management and legal experience including investor relations, international business and banking relations, tax and treasury, intellectual property, takeover protection, litigation tactics, strategy and management, as well as SEC reporting and proxy solicitation. Previously, he served as CFO, Senior Vice President-Finance, and Treasurer of The Sherwin-Williams Company, a $5 billion global manufacturer with headquarters in Cleveland, Ohio.
“Larry has been recognized for his success in continuous improvement activities, as well as a proven leader and mentor,” said John E. Zawacki, President and CEO. “I am looking forward to his partnership as we strive to further strengthen our financial position.”
The Company appointed Mr. Pitorak as interim CFO, with the recent resignation of Bryan J. Flanagan, Senior Vice President and CFO, and will be conducting a professional search, both internally and externally, for a highly-qualified CFO candidate.
ABOUT BLAIR
Headquartered in Warren, Pennsylvania, Blair Corporation sells a broad range of women’s and men’s apparel and home products through direct mail marketing and its Web sites www.blair.com and www.irvinepark.com. Blair Corporation employs over 2,000 associates (worldwide) and operates facilities and retail outlets in Northwestern Pennsylvania as well as a catalog outlet in Wilmington, Delaware. The company, which has annual sales of approximately $500 million, is publicly traded on the American Stock Exchange (Amex:BL). For additional information, please visit http://www.blair.com.
This release contains certain statements, including without limitation, statements containing the words “believe,” “plan,” “expect,” “anticipate,” “strive,” and words of similar import relating to future results of the Company (including certain projections and business trends) that are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those projected as a result of certain risks and uncertainties, including but not limited to, changes in political and economic conditions, demand for and market acceptance of new and existing products, as well as other risks and uncertainties detailed in the most recent periodic filings of the Company with the Securities and Exchange Commission.